HomeStreet Reports First Quarter 2025 Results

SEATTLE –April 28, 2025 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq: HMST) (including its consolidated subsidiaries, the "Company", "HomeStreet" or "we"), the parent company of HomeStreet Bank (the "Bank"), today announced the financial results for the quarter ended March 31, 2025. As we present non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Non-GAAP Financial Measures.”
“As a result of the implementation of our new strategic plan, we anticipate a return to profitability during 2025,” said Mark Mason, Chairman of the Board, President, and Chief Executive Officer. “During the first quarter of 2025, our core net loss was 44% less than the fourth quarter 2024 core net loss, and our interest margin improved from 1.38% in the fourth quarter of 2024 to 1.82% in the first quarter of 2025. Importantly, the Bank, on a standalone basis, realized $1.1 million in net income in the first quarter of 2025, achieving our strategic goal of returning the Bank to profitability in the first quarter. In addition, our total deposits, excluding brokered deposits, increased $131 million during the first quarter and our loans held for investment declined by $169 million, improving our funding and liquidity position. Given the scheduled repricing of our remaining multifamily and other commercial real estate loans, future anticipated reductions in higher cost borrowings, the repricing of our term deposits to lower rates and continued effective noninterest expense management, we anticipate continuous growth in earnings for the foreseeable future. Additionally, as a result of the deferred tax asset valuation allowance recorded in the fourth quarter of 2024, we do not expect to recognize any income tax expense on our earnings for the next few years.”

Operating Results
                  First quarter 2025 compared to fourth quarter 2024
Reported Results:
•Net loss: $4.5 million compared to $123.3 million
•Net loss per fully diluted share: $0.24 compared to $6.54
•Noninterest expenses: $49.1 million compared to $44.0 million
•Return on Average Equity ("ROAE"): (4.5)% compared to (92.7)%
•Return on Average Tangible Equity ("ROATE"): (4.2)% compared to (93.7)%(1)
•Return on Average Assets ("ROAA"): (0.23)% compared to (5.38)%
•Net interest margin: 1.82% compared to 1.38%
•Efficiency ratio: 102.9% compared to 115.6% (1)

Core Results: (1)
•Net loss: $2.9 million compared to $5.1 million
•Net loss per fully diluted share: $0.15 compared to $0.27
•Core noninterest expenses: $46.7 million compared to $46.6 million
•ROAE: (2.9)% compared to (3.9)%
•ROATE: (2.5)% compared to (3.5)%
•ROAA: (0.15)% compared to (0.22)%

(1) ROATE, the efficiency ratio, core net income (loss), core net income (loss) per fully diluted share, core noninterest expense, core ROAE, core ROATE and core ROAA are non-GAAP measures. For a reconciliation of these measures to the nearest comparable GAAP measure or a computation of the measure see "Non-GAAP financial measures" in this earnings release.

“Our net interest margin in the first quarter increased significantly due to the impact of the fourth quarter loan sale as we sold lower yielding loans and paid off higher cost funding,” continued Mark Mason. “Our core noninterest expenses remained stable as seasonal increases in compensation costs were offset by continuing decreases in our full time equivalent employees.”

Financial Position
                    As of and for the quarter ended March 31, 2025
•Excluding brokered deposits, total deposits increased by $131 million
•Uninsured deposits were $542 million, or 9% of total deposits
•Loans held for investment ("LHFI"), decreased by $169 million
•Nonperforming assets to total assets: 0.75%
•Delinquencies: 1.09%
•Allowance for credit losses to LHFI: 0.66%
•Book value per share: $21.18
•Tangible book value per share: $20.83(2)

(2) Tangible book value per share is a non-GAAP measure. For a reconciliation of this measure to the nearest comparable GAAP measure see "Non-GAAP financial measures" in this earnings release.

“Our credit quality remained stable with no significant changes in the amount of nonaccrual loans or delinquent loans,” added Mark Mason. “During the first quarter of 2025, we increased the specific reserves for a syndicated commercial loan by $3.9 million based on updated analysis of the collateral support for this non-performing loan.”

About HomeStreet

HomeStreet, Inc. (Nasdaq: HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiary is HomeStreet Bank. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and is an Equal Housing Lender.

Contact:	Executive Vice President and Chief Financial Officer
HomeStreet, Inc.
John Michel (206) 515-2291
john.michel@homestreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	For the Quarter Ended
(in thousands, except per share data and FTE data)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Select Income Statement Data:
Net interest income	$33,221	$29,616	$28,619	$29,701	$32,151
Provision for credit losses	1,000	—	—	—	—
Noninterest income (loss)	12,136	(78,124)	11,058	13,227	9,454
Noninterest expense	49,108	43,953	49,166	50,931	52,164
Income (loss) before income taxes	(4,751)	(92,461)	(9,489)	(8,003)	(10,559)
Net income (loss)	(4,465)	(123,327)	(7,282)	(6,238)	(7,497)
Net income (loss) per fully diluted share	(0.24)	(6.54)	(0.39)	(0.33)	(0.40)
Core net income (loss): (1)
Total	(2,866)	(5,140)	(5,999)	(4,341)	(5,469)
Core net income (loss) per fully diluted share	(0.15)	(0.27)	(0.32)	(0.23)	(0.29)

Select Performance Ratios:
ROAE - annualized
Net Income (loss)	(4.5)%	(92.7)%	(5.4)%	(4.8)%	(5.6)%
Core (1)	(2.9)%	(3.9)%	(4.5)%	(3.3)%	(4.1)%
ROATE - annualized (1)
Net Income (loss)	(4.2)%	(93.7)%	(5.1)%	(4.5)%	(5.3)%
Core (1)	(2.5)%	(3.5)%	(4.2)%	(3.0)%	(3.8)%
ROAA - annualized
Net income (loss)	(0.23)%	(5.38)%	(0.32)%	(0.27)%	(0.32)%
Core (1)	(0.15)%	(0.22)%	(0.26)%	(0.19)%	(0.23)%
Efficiency ratio (1)	102.9%	115.6%	118.7%	111.9%	118.0%
Net interest margin	1.82%	1.38%	1.33%	1.37%	1.44%

Other data:
Full-time equivalent employees ("FTE")	766	792	819	840	858

(1)ROATE, core net income (loss), core net income (loss) per fully diluted share, core ROAE, core ROATE, core ROAA and the efficiency ratio are non-GAAP financial measures. For a reconciliation of these measures to the nearest comparable GAAP financial measure or the computation of the measure see “Non-GAAP Financial Measures” in this earnings release.

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	As of
(in thousands, except share and per share data)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Select Balance Sheet Data:
Loans held for sale	$34,734	$20,312	$38,863	$29,781	$21,102
Loans held for investment, net	6,023,582	6,193,053	7,294,603	7,340,309	7,405,052
Allowance for credit losses ("ACL")	39,634	38,743	38,651	39,741	39,677
Investment securities	1,055,318	1,057,006	1,158,035	1,160,595	1,191,108
Total assets	7,803,631	8,123,698	9,201,285	9,266,039	9,455,182
Deposits	6,090,495	6,413,021	6,435,404	6,532,470	6,491,102
Borrowings	1,000,000	1,000,000	1,896,000	1,886,000	2,094,000
Long-term debt	225,223	225,131	225,039	224,948	224,857
Total shareholders' equity	400,751	396,997	538,315	520,117	527,333
Other Data:
Book value per share	$21.18	$21.05	$28.55	$27.58	$27.96
Tangible book value per share (1)	$20.83	$20.67	$28.13	$27.14	$27.49
Total equity to total assets	5.1%	4.9%	5.9%	5.6%	5.6%
Tangible common equity to tangible assets (1)	5.1%	4.8%	5.8%	5.5%	5.5%
Shares outstanding at end of period	18,920,808	18,857,565	18,857,565	18,857,565	18,857,566
Loans to deposit ratio (Bank)	99.9%	97.4%	113.5%	112.6%	114.3%
Credit Quality:
Delinquencies(2)	1.09%	1.06%	0.69%	0.66%	0.82%
ACL to total loans (3)	0.66%	0.63%	0.53%	0.55%	0.54%
ACL to nonaccrual loans	71.0%	70.4%	95.9%	109.3%	80.2%
Nonaccrual loans to total loans	0.92%	0.88%	0.55%	0.49%	0.66%
Nonperforming assets to total assets	0.75%	0.71%	0.47%	0.42%	0.56%
Nonperforming assets	$58,611	$57,814	$43,320	$39,374	$52,584
Regulatory Capital Ratios:
Bank
Tier 1 leverage	8.46%	7.30%	8.59%	8.44%	8.34%
Total risk-based capital	13.40%	13.02%	13.41%	13.29%	13.34%
Common equity Tier 1 capital	12.61%	12.27%	12.75%	12.62%	12.67%
Company
Tier 1 leverage	6.62%	5.77%	7.04%	6.98%	6.90%
Total risk-based capital	12.48%	12.23%	12.70%	12.67%	12.70%
Common equity Tier 1 capital	8.76%	8.62%	9.50%	9.49%	9.55%

(1)Tangible book value per share and tangible common equity to tangible assets are non-GAAP financial measures. For a reconciliation to the nearest comparable GAAP financial measure, see “Non-GAAP Financial Measures” in this earnings release.
(2)Total past due and nonaccrual loans as a percentage of total loans held for investment.
(3)This ratio excludes balances insured by the FHA or guaranteed by the VA or SBA.

HomeStreet, Inc. and Subsidiaries
Consolidated Balance Sheets

(in thousands, except share data)	March 31, 2025	December 31, 2024

ASSETS
Cash and cash equivalents	$252,162	$406,600
Investment securities	1,055,318	1,057,006
Loans held for sale	34,734	20,312
Loans held for investment ("LHFI") (net of allowance for credit losses of $39,634 and $38,743)	6,023,582	6,193,053
Mortgage servicing rights	97,959	99,466
Premises and equipment, net	45,750	47,201
Other real estate owned	2,820	2,820
Intangible assets	6,662	7,141
Other assets	284,644	290,099
Total assets	$7,803,631	$8,123,698
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$6,090,495	$6,413,021
Borrowings	1,000,000	1,000,000
Long-term debt	225,223	225,131
Accounts payable and other liabilities	87,162	88,549
Total liabilities	7,402,880	7,726,701
Shareholders' equity:
Common stock, no par value; 160,000,000 shares authorized
18,920,808 and 18,857,565 shares issued and outstanding	233,418	233,185
Retained earnings	246,548	251,013
Accumulated other comprehensive income (loss)	(79,215)	(87,201)
Total shareholders' equity	400,751	396,997
Total liabilities and shareholders' equity	$7,803,631	$8,123,698

HomeStreet, Inc. and Subsidiaries
Consolidated Income Statements

	Quarter Ended March 31,
(in thousands, except share and per share data)	2025	2024
Interest income:
Loans	$73,424	$86,256
Investment securities	8,650	10,714
Cash, Fed Funds and other	3,691	5,571
Total interest income	85,765	102,541
Interest expense:
Deposits	38,237	42,607
Borrowings	14,307	27,783
Total interest expense	52,544	70,390
Net interest income	33,221	32,151
Provision for credit losses	1,000	—
Net interest income after provision for credit losses	32,221	32,151
Noninterest income:
Net gain on loan origination and sale activities	3,216	2,306
Loan servicing income	4,858	3,032
Deposit fees	2,071	2,241
Other	1,991	1,875
Total noninterest income	12,136	9,454
Noninterest expense:
Compensation and benefits	26,309	28,011
Information services	7,585	7,342
Occupancy	4,871	5,434
General, administrative and other	10,343	11,377
Total noninterest expense	49,108	52,164
Income (loss) before income taxes	(4,751)	(10,559)
Income tax (benefit) expense	(286)	(3,062)
Net income (loss)	$(4,465)	$(7,497)

Net income (loss) per share:
Basic	$(0.24)	$(0.40)
Diluted	$(0.24)	$(0.40)
Weighted average shares outstanding:
Basic	18,920,808	18,856,870
Diluted	18,920,808	18,856,870

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Income Statements

	Quarter Ended
(in thousands, except share and per share data)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Interest income:
Loans	$73,424	$85,951	$87,161	$87,323	$86,256
Investment securities	8,650	9,069	9,633	10,160	10,714
Cash, Fed Funds and other	3,691	4,052	3,043	3,640	5,571
Total interest income	85,765	99,072	99,837	101,123	102,541
Interest expense:
Deposits	38,237	44,101	44,009	43,535	42,607
Borrowings	14,307	25,355	27,209	27,887	27,783
Total interest expense	52,544	69,456	71,218	71,422	70,390
Net interest income	33,221	29,616	28,619	29,701	32,151
Provision for credit losses	1,000	—	—	—	—
Net interest income after provision for credit losses	32,221	29,616	28,619	29,701	32,151
Noninterest income:
Net gain (loss) on loan origination and sale activities	3,216	(84,992)	2,760	3,036	2,306
Loan servicing income	4,858	2,997	3,058	3,410	3,032
Deposit fees	2,071	2,166	2,222	2,209	2,241
Other	1,991	1,705	3,018	4,572	1,875
Total noninterest income (loss)	12,136	(78,124)	11,058	13,227	9,454
Noninterest expense:
Compensation and benefits	26,309	25,037	26,760	27,616	28,011
Information services	7,585	7,208	7,742	7,580	7,342
Occupancy	4,871	6,181	4,974	5,130	5,434
General, administrative and other	10,343	5,527	9,690	10,605	11,377
Total noninterest expense	49,108	43,953	49,166	50,931	52,164
Income (loss) before income taxes	(4,751)	(92,461)	(9,489)	(8,003)	(10,559)
Income tax (benefit) expense	(286)	30,866	(2,207)	(1,765)	(3,062)
Net income (loss)	$(4,465)	$(123,327)	$(7,282)	$(6,238)	$(7,497)

Net income (loss) per share:
Basic	$(0.24)	$(6.54)	$(0.39)	$(0.33)	$(0.40)
Diluted	$(0.24)	$(6.54)	$(0.39)	$(0.33)	$(0.40)
Weighted average shares outstanding:
Basic	18,920,808	18,857,565	18,857,565	18,857,566	18,856,870
Diluted	18,920,808	18,857,565	18,857,565	18,857,566	18,856,870

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields (Taxable-equivalent basis) and Rates

(in thousands, except yield/rate)	Quarter Ended
Average Balances:	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Investment securities	$1,055,336	$1,096,695	$1,155,284	$1,164,144	$1,239,093
Loans	6,198,659	7,334,221	7,385,970	7,454,945	7,460,650
Total interest earning assets	7,496,682	8,721,422	8,727,590	8,858,433	9,088,205
Total assets	7,870,934	9,127,103	9,138,291	9,272,131	9,502,189
Deposits: Interest-bearing	4,877,607	5,148,727	5,045,396	5,122,284	5,232,637
Deposits: Noninterest-bearing	1,265,701	1,253,516	1,283,502	1,282,447	1,319,309
Borrowings	1,011,111	1,875,616	1,950,109	2,025,415	2,074,527
Long-term debt	225,178	225,086	224,994	224,903	224,812
Total interest-bearing liabilities	6,113,896	7,249,429	7,220,499	7,372,602	7,531,976

Average Yield/Rate:
Investment securities	3.60%	3.63%	3.65%	3.80%	3.75%
Loans	4.76%	4.62%	4.66%	4.66%	4.60%
Total interest earning assets	4.65%	4.53%	4.56%	4.59%	4.54%
Deposits: Interest-bearing	3.18%	3.40%	3.47%	3.41%	3.27%
Total deposits	2.52%	2.74%	2.76%	2.73%	2.61%
Borrowings	4.50%	4.66%	4.85%	4.85%	4.73%
Long-term debt	5.23%	5.36%	5.48%	5.49%	5.51%
Total interest-bearing liabilities	3.47%	3.79%	3.90%	3.87%	3.74%
Net interest rate spread	1.18%	0.74%	0.66%	0.72%	0.80%
Net interest margin	1.82%	1.38%	1.33%	1.37%	1.44%

Results of Operations

First Quarter of 2025 Compared to the Fourth Quarter of 2024

Non-core amounts: For the first quarter non-core items include $2.1 million of merger related expenses. In the fourth quarter of 2024 non-core items include an $88.8 million loss on the sale of $990 million of multifamily loans, $53.3 million deferred tax assets valuation allowance and $3.2 million of merger related expense recoveries.

Our net loss and loss before income taxes were $4.5 million and $4.8 million, respectively, in the first quarter of 2025, as compared to $123.3 million and $92.5 million, respectively, in the fourth quarter of 2024. Our core net loss and core loss before taxes, which excludes the impact of the loss on the sale of multifamily loans, the deferred tax asset valuation allowance and merger related expenses and recoveries, were $2.9 million and $2.7 million, respectively, in the first quarter of 2025, as compared to $5.1 million and $6.4 million respectively, in the fourth quarter of 2024. The decrease in core loss before income taxes was primarily due to an increase in net interest income and an increase in noninterest income, partially offset by an increase in provision for credit losses and an increase in noninterest expense.

Due to our cumulative losses over the last three year period ended December 31, 2024, accounting rules required us to provide a valuation allowance for the balance of our deferred tax assets in the fourth quarter of 2024. As a result, we do not expect to recognize income tax expense until the deferred tax assets valuation allowance no longer exists. The $0.3 million income tax benefit recognized in the first quarter of 2025 primarily relates to the reversal of the disparate tax effects on our accumulated other comprehensive income ("AOCI") resulting from the recording in the fourth quarter of 2024, of a deferred tax valuation allowance for the deferred tax assets related to the AOCI. In the fourth quarter of 2024, we recorded a $53 million deferred tax allowance which was recorded as income tax expense. Excluding this allowance, the income tax benefit would have been $22.4 million and would have resulted in an effective tax rate of 24.3% for the fourth quarter of 2024.

Our net interest income in the first quarter of 2025 was $3.6 million higher than the fourth quarter of 2024 due to an increase in our net interest margin from 1.38% to 1.82%. The increase in the net interest margin was due primarily to a 32 basis point decrease in the rates paid on interest-bearing liabilities and a 12 basis point increase in the yield on interest earning assets. The increase in yield on interest earning assets was primarily due to the sale of $990 million of lower yielding multifamily loans at the end of the fourth quarter of 2024. The decrease in rates on interest bearing liabilities are primarily due to our paydown at the end of 2024 and beginning of 2025 of higher cost borrowings and brokered certificates of deposit using the proceeds from the sale of multifamily loans.

The $1.0 million provision for credit losses recognized during the first quarter of 2025 was due to a $3.3 million increase in specific reserves which was partially offset by lower general reserves resulting in part from lower loan balances. There was no provision for credit losses in the fourth quarter of 2024 as the benefits of the reduction in loan balances resulting from the loan sale were offset by specific reserves on commercial loans.

Noninterest income in the first quarter of 2025 increased from the fourth quarter of 2024 primarily due to the $88.8 million loss on the sale of multifamily loans in the fourth quarter of 2024 and an increase in loan servicing income. The increase in loan servicing income is primarily due to an increase in the value of our single family mortgage servicing rights.

Noninterest expenses were $5.2 million higher in the first quarter of 2025 due to a $1.3 million increase in compensation and benefits and a $4.8 million increase in general, administrative and other expenses which were partially offset by a $1.3 million decrease in occupancy expenses. The increase in compensation and benefits was primarily due to wage increases in 2025, and increases in employee benefits and employer taxes, which were partially offset by a 3% reduction in FTEs. The increase in general, administrative and other expenses was due to the recovery of $3.2 million in merger expenses in the fourth quarter of 2024 and $2.1 million of merger related expenses incurred in the first quarter of 2025. The decrease in occupancy costs was primarily due to lease impairment costs recognized in the fourth quarter of 2024.

First Quarter of 2025 Compared to the First Quarter of 2024

Non-core amounts: For the first quarter of 2025, non-core items include $2.1 million of merger related expenses. During the first quarter of 2024, non-core items include $2.6 million of merger related expenses.

Our net loss and loss before income taxes were $4.5 million and $4.8 million, respectively, in the first quarter of 2025, as compared to $7.5 million and $10.6 million, respectively, in the first quarter of 2024. Our core net loss and core loss before income taxes, which exclude the impact of merger related expenses, was $2.9 million and $2.7 million in the first quarter of 2025, as compared to core net loss of $5.5 million and core loss before income taxes of $8.0 million in the first quarter of 2024. The $5.3 million decrease in core loss before income taxes was primarily due to higher net interest income, higher noninterest income and a decrease in noninterest expense, partially offset by an increase in provision for credit losses.

Due to our cumulative losses over the last three year period ended December 31, 2024, accounting rules required us to provide a valuation allowance for the balance of our deferred tax assets in the fourth quarter of 2024. As a result, we do not expect to recognize tax expense until the deferred tax assets valuation allowance no longer exists. The $0.3 million income tax benefit recognized in the first quarter of 2025 primarily relates to the reversal of the disparate tax effects on our AOCI resulting from the recording in the fourth quarter of 2024 of a deferred tax valuation allowance for the deferred tax assets related to AOCI. Our effective tax rate in the first quarter of 2024 of 29.0% was higher than our statutory rate of 24.6% due to the impact of tax advantaged investments which creates a higher benefit due to our taxable loss.

Net interest income in the first quarter of 2025 increased $1.1 million as compared to the first quarter of 2024 due primarily to an increase in net interest margin from 1.44% in the first quarter of 2024 to 1.82% in the first quarter of 2025. The increase in net interest margin is due to a 27 basis point decrease in the rates paid on interest-bearing liabilities and an 11 basis point increase in the yield on interest earning assets. The increase in yield on interest earning assets was primarily due to the sale of $990 million of lower yielding multifamily loans at the end of the fourth quarter of 2024. The decrease in rates on interest bearing liabilities are primarily due to our paydown at the end of 2024 and beginning of 2025 of higher cost borrowings and brokered certificates of deposit using the proceeds from the sale of multifamily loans.

The $1.0 million provision for credit losses recognized during the first quarter of 2025 was due to a $3.3 million increase in specific reserves which was partially offset by lower general reserves resulting in part from lower loan balances. During the first quarter of 2024, the provision for credit losses reflect the stable balance of our loan portfolio, a minimal level of identified credit issues in our loan portfolio and the lack of significant expected credit issues arising in future periods.

Noninterest income in the first quarter of 2025 increased from the first quarter of 2024 primarily due to a $0.9 million increase in gain on loan sales and a $1.8 million increase in loan servicing income. The gain on loan sales increased primarily due to an increase in CRE loan sales volume. The increase in loan servicing income is primarily due to an increase in the value of our single family mortgage servicing rights.

The $3.1 million decrease in noninterest expense in the first quarter of 2025 as compared to the first quarter of 2024 was primarily due to $1.7 million lower compensation and benefit costs, $0.6 million lower occupancy costs and $1.0 million lower general and administrative costs. The decrease in compensation and benefit costs was primarily due to an 11% decrease in FTE and lower medical costs, which was partially offset by wage increases given in the first quarter of 2025. The decrease in occupancy costs is primarily due to reductions in leased space from branch closures in 2024. The decrease in general and administrative costs reflects the effort made to eliminate or defer nonessential expenses.

Financial Position

During the first quarter of 2025, our total assets decreased $320 million due primarily to a $169 million decrease in loans held for investment and a $154 million decrease in cash. In the first quarter of 2025, total liabilities decreased $324 million due to a $323 million decrease in deposits. The decrease in deposits was primarily due to a $454 million decrease in brokered certificates of deposit which was partially offset by a $131 million increase in non-brokered deposits.

Loans Held for Investment

(in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Commercial real estate ("CRE")
Non-owner occupied CRE	$545,313	$570,750	$590,956	$612,937	$633,401
Multifamily	2,934,442	2,992,675	3,950,941	3,935,158	3,929,679
Construction/land development	436,610	472,740	535,601	530,445	575,152
Total	3,916,365	4,036,165	5,077,498	5,078,540	5,138,232
Commercial and industrial loans
Owner occupied CRE	340,106	361,997	365,138	372,452	381,943
Commercial business	299,001	312,004	345,999	376,711	387,464
Total	639,107	674,001	711,137	749,163	769,407
Consumer loans
Single family	1,088,264	1,109,095	1,137,981	1,152,004	1,149,940
Home equity and other	419,480	412,535	406,638	400,343	387,150
Total (1)	1,507,744	1,521,630	1,544,619	1,552,347	1,537,090
Total LHFI	6,063,216	6,231,796	7,333,254	7,380,050	7,444,729
Allowance for credit losses ("ACL")	(39,634)	(38,743)	(38,651)	(39,741)	(39,677)
Total LHFI less ACL	$6,023,582	$6,193,053	$7,294,603	$7,340,309	$7,405,052
(1)Includes $1.2 million at March 31, 2025 and $1.3 million at December 31, 2024, September 30, 2024, June 30, 2024 and March 31, 2024 of single family loans that are carried at fair value.

Loan Roll-forward

(in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Loans - beginning balance	$6,231,796	$7,333,254	$7,380,050	$7,444,729	$7,422,904
Originations and advances	203,589	278,922	279,783	282,460	287,568
Transfers (to) from loans held for sale	(479)	1	(378)	(520)	(273)
Loan Sold	—	(994,243)	—	—	—
Payoffs, paydowns and other	(371,629)	(385,790)	(324,639)	(346,493)	(264,860)
Charge-offs and transfers to OREO	(61)	(348)	(1,562)	(126)	(610)
Loans - ending balance	$6,063,216	$6,231,796	$7,333,254	$7,380,050	$7,444,729

Loan Originations and Advances

(in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

CRE
Non-owner occupied CRE	$3,993	$9	$9	$977	$1,146
Multifamily (1)	2,103	79,710	48,960	17,495	489
Construction/land development	121,765	122,855	160,220	152,681	157,453
Total	127,861	202,574	209,189	171,153	159,088
Commercial and industrial loans
Owner occupied CRE	—	4,040	—	663	949
Commercial business	26,224	28,921	12,966	38,990	61,400
Total	26,224	32,961	12,966	39,653	62,349
Consumer loans
Single family (2)	11,221	6,037	15,960	33,359	31,769
Home equity and other	38,283	37,350	41,668	38,295	34,362
Total	49,504	43,387	57,628	71,654	66,131
Total loan originations and advances	$203,589	$278,922	$279,783	$282,460	$287,568
(1) Includes loans transferred from construction loans to permanent multifamily loans upon completion of construction of $57.0 million, $47.1 million and $17.5 million for the quarters ended December 31, 2024, September 30, 2024 and June 30, 2024, respectively.
(2) Includes loans transferred from construction loans to permanent single family loans upon completion of construction of $10.4 million, $4.6 million, $12.9 million, $31.6 million and $30.8 million for the quarters ended March 31, 2025, December 31, 2024, September 30, 2024, June 30, 2024 and March 31, 2024, respectively.

Credit Quality

During the first quarter of 2025, our ratios of nonperforming assets to total assets and total loans delinquent over 30 days, including nonaccrual loans, increased slightly primarily due to a decrease in our loans held for investment. As of March 31, 2025, our ratio of nonperforming assets to total assets was 0.75% as compared to 0.71% at December 31, 2024, and our ratio of total loans delinquent over 30 days, including nonaccrual loans, to total loans was 1.09% as compared to 1.06% at December 31, 2024. During the first quarter of 2025, we increased the specific reserves for a syndicated commercial loan by $3.9 million based on updated analysis of the collateral support for this loan.

Delinquencies

	Past Due and Still Accruing
(dollars in thousands)	30-59 days	60-89 days	90 days or more (1)	Nonaccrual	Total past due and nonaccrual (2)	Current	Total loans

March 31, 2025
Total loans held for investment	$3,709	$2,204	$4,182	$55,791	$65,886	$5,997,330	$6,063,216
%	0.06%	0.04%	0.07%	0.92%	1.09%	98.91%	100.00%

December 31, 2024
Total loans held for investment	$4,945	$1,727	$4,354	$54,994	$66,020	$6,165,776	$6,231,796
%	0.08%	0.03%	0.07%	0.88%	1.06%	98.94%	100.00%
(1) FHA-insured and VA-guaranteed single family loans that are 90 days or more past due are maintained on accrual status if they are determined to have little to no risk of loss.
(2) Includes loans whose repayments are insured by the FHA or guaranteed by the VA or SBA of $10.4 million and $11.3 million at March 31, 2025 and December 31, 2024, respectively.

Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Allowance for credit losses
Beginning balance	$38,743	$38,651	$39,741	$39,677	$40,500
Provision for credit losses	888	203	104	128	242
Recoveries (charge-offs), net	3	(111)	(1,194)	(64)	(1,065)
Ending balance	$39,634	$38,743	$38,651	$39,741	$39,677

Allowance for unfunded commitments:
Beginning balance	$1,146	$1,349	$1,453	$1,581	$1,823
Provision for credit losses	112	(203)	(104)	(128)	(242)
Ending balance	$1,258	$1,146	$1,349	$1,453	$1,581

Provision for credit losses:
Allowance for credit losses - loans	$888	$203	$104	$128	$242
Allowance for unfunded commitments	112	(203)	(104)	(128)	(242)
Total	$1,000	$—	$—	$—	$—

Allocation of Allowance for Credit Losses by Product Type

	March 31, 2025		December 31, 2024
(dollars in thousands)	Balance	Rate (1)	Balance	Rate (1)

Non-owner occupied CRE	$1,658	0.30%	$1,739	0.30%
Multifamily	13,287	0.45%	14,909	0.50%
Construction/land development
Multifamily construction	468	0.72%	849	0.86%
CRE construction	73	0.66%	66	0.60%
Single family construction	5,704	1.74%	6,737	2.10%
Single family construction to perm	140	0.45%	184	0.44%
Total CRE	21,330	0.55%	24,484	0.61%
Owner occupied CRE	598	0.18%	576	0.16%
Commercial business	10,648	3.61%	6,886	2.23%
Total commercial and industrial	11,246	1.77%	7,462	1.12%
Single family	3,702	0.37%	3,610	0.35%
Home equity and other	3,356	0.80%	3,187	0.77%
Total consumer	7,058	0.50%	6,797	0.47%
Total	$39,634	0.66%	$38,743	0.63%
(1) The ACL rate is calculated excluding balances related to loans that are insured by the FHA or guaranteed by the VA or SBA

Production Volumes for Sale to the Secondary Market

	Quarter Ended
(in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Loan originations
Single family loans	$83,834	$110,434	$125,964	$101,057	$76,528
Commercial and industrial and CRE loans	42,676	84,263	—	19,593	3,496
Loans sold
Single family loans	82,397	127,401	109,091	98,081	70,379
Commercial and industrial and CRE loans (1)	54,195	1,074,405	7,602	13,539	8,196
Net gain (loss) on loan origination and sale activities
Single family loans	2,283	2,090	2,779	2,718	1,986
Commercial and industrial and CRE loans (1)	933	(87,082)	(19)	318	320
Total	$3,216	$(84,992)	$2,760	$3,036	$2,306
(1) May include loans originated as held for investment.

Loan Servicing Income

	Quarter Ended
(in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Single family servicing income, net:
Servicing fees and other	$3,725	$3,715	$3,776	$3,751	$3,839
Changes - amortization (1)	(1,582)	(1,690)	(1,669)	(1,713)	(1,428)
Net	2,143	2,025	2,107	2,038	2,411
Risk management, single family MSRs:
Changes in fair value due to assumptions (2)	271	2,559	(1,963)	529	618
Net gain (loss) from economic hedging (3)	1,016	(2,731)	1,418	(509)	(1,110)
Subtotal	1,287	(172)	(545)	20	(492)
Single family servicing income	3,430	1,853	1,562	2,058	1,919
Commercial loan servicing income:
Servicing fees and other	2,782	2,472	2,919	2,811	2,515
Amortization of capitalized MSRs	(1,354)	(1,328)	(1,423)	(1,459)	(1,402)
Total	1,428	1,144	1,496	1,352	1,113
Total loan servicing income	$4,858	$2,997	$3,058	$3,410	$3,032
(1)Represents changes due to collection/realization of expected cash flows and curtailments.
(2)Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.
(3)The interest income from US Treasury notes trading securities used for hedging purposes, which is included in interest income on the consolidated income statements, was $0.4 million for the quarter ended March 31, 2025, and $0.3 million for each of the quarters ended, December 31, 2024, September 30, 2024, June 30, 2024 and March 31, 2024.

Capitalized Mortgage Servicing Rights ("MSRs")

	Quarter Ended
(in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Single Family MSRs
Beginning balance	$72,901	$70,800	$73,725	$74,056	$74,249
Additions and amortization:
Originations	695	1,232	707	853	617
Changes - amortization (1)	(1,582)	(1,690)	(1,669)	(1,713)	(1,428)
Net additions and amortization	(887)	(458)	(962)	(860)	(811)
Change in fair value due to assumptions (2)	271	2,559	(1,963)	529	618
Ending balance	$72,285	$72,901	$70,800	$73,725	$74,056
Ratio to related loans serviced for others	1.41%	1.41%	1.36%	1.41%	1.40%

Multifamily and SBA MSRs
Beginning balance	$26,565	$26,322	$27,583	$28,863	29,987
Originations	463	1,571	162	179	278
Amortization	(1,354)	(1,328)	(1,423)	(1,459)	(1,402)
Ending balance	$25,674	$26,565	$26,322	$27,583	$28,863
Ratio to related loans serviced for others	1.33%	1.38%	1.42%	1.47%	1.52%
(1) Represents changes due to collection/realization of expected cash flows and curtailments.
(2) Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Deposits

(in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Deposits by Product:
Noninterest-bearing demand deposits	$1,276,133	$1,195,781	$1,253,582	$1,252,850	$1,311,559
Interest-bearing:
Interest-bearing demand deposits	327,400	323,112	315,711	332,290	330,301
Savings	233,240	229,659	239,060	246,397	256,383
Money market	1,437,024	1,396,697	1,445,639	1,502,960	1,536,341
Certificates of deposit:
Brokered deposits	297,717	751,406	741,051	948,989	921,103
Other	2,518,981	2,516,366	2,440,361	2,248,984	2,135,415
Total interest-bearing deposits	4,814,362	5,217,240	5,181,822	5,279,620	5,179,543
Total deposits	$6,090,495	$6,413,021	$6,435,404	$6,532,470	$6,491,102

Percent of total deposits:
Noninterest-bearing demand deposits	21.0%	18.6%	19.5%	19.2%	20.2%
Interest-bearing:
Interest-bearing demand deposits	5.4%	5.0%	4.9%	5.1%	5.1%
Savings	3.8%	3.6%	3.7%	3.8%	3.9%
Money market	23.6%	21.8%	22.5%	23.0%	23.7%
Certificates of deposit
Brokered deposits	4.9%	11.7%	11.5%	14.5%	14.2%
Other	41.3%	39.3%	37.9%	34.4%	32.9%
Total interest-bearing deposits	79.0%	81.4%	80.5%	80.8%	79.8%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance.

In this earnings release, we use the following non-GAAP measures: (i) tangible common equity and tangible assets as we believe this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios; (ii) core net income (loss) and effective tax rate on core net income (loss) before taxes, which excludes the loss on the sale of $990 million of multifamily loans in the fourth quarter of 2024 due to the unusual nature and size of the loan sale, the deferred tax asset valuation allowance recognized in the fourth quarter of 2024 because it is a significant unusual item, loss on debt extinguishment in the fourth quarter of 2024 and merger related expenses and the related tax impact as we believe this measure is a better comparison to be used for projecting future results; (iii) core noninterest expenses which excludes the loss on debt extinguishment in the fourth quarter of 2024 and merger related expenses as we believe this measure is a better comparison to be used for projecting future noninterest expenses and (iv) an efficiency ratio which is the ratio of noninterest expense to the sum of net interest income and noninterest income, excluding certain items of income or expense considered non-core and excluding taxes incurred and payable to the state of Washington as such taxes are not classified as income taxes and we believe including them in noninterest expense impacts the comparability of our results to those companies whose operations are in states where assessed taxes on business are classified as income taxes.

These supplemental performance measures, as well as additional measures derived from these supplemental performance measures, may vary from, and may not be comparable to, similarly titled measures provided by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirements.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other parties in the evaluation of companies in our industry. These non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures prepared in accordance with GAAP. In the information below, we have provided reconciliations of, where applicable, the most comparable GAAP financial measures to the non-GAAP measures used in this earnings release, or the computation of the non-GAAP financial measure.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures or calculations of the non-GAAP measure:

	As of or for the Quarter Ended
(in thousands, except share and per share data)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Core net income (loss)
Net income (loss)	$(4,465)	$(123,327)	$(7,282)	$(6,238)	$(7,497)
Adjustments (tax effected)
Loss on loan sale	—	67,058	—	—	—
Merger related expenses (recoveries)	1,599	(2,534)	1,283	1,897	2,028
Loss on debt extinguishment	—	353	—	—	—
Deferred tax asset allowance	—	53,310	—	—	—
Total	$(2,866)	$(5,140)	$(5,999)	$(4,341)	$(5,469)

Core net income (loss) per fully diluted share
Fully diluted shares	18,920,808	18,857,565	18,857,565	18,857,566	18,856,870

Computed amount	$(0.15)	$(0.27)	$(0.32)	$(0.23)	$(0.29)

Return on average tangible equity (annualized)
Average shareholders' equity	$404,800	$529,299	$531,608	$522,904	$537,627
Less: Average goodwill and other intangibles	(6,976)	(7,542)	(8,176)	(8,794)	(9,403)
Average tangible equity	$397,824	$521,757	$523,432	$514,110	$528,224

Net income (loss)	$(4,465)	$(123,327)	$(7,282)	$(6,238)	$(7,497)
Adjustments (tax effected)
Amortization of core deposit intangibles	374	487	488	487	488
Tangible income applicable to shareholders	$(4,091)	$(122,840)	$(6,794)	$(5,751)	$(7,009)

Ratio	(4.2)%	(93.7)%	(5.1)%	(4.5)%	(5.3)%

Return on average tangible equity (annualized) - Core
Average tangible equity	$397,824	$521,757	$523,432	$514,110	$528,224

Core net income (loss) (per above)	$(2,866)	$(5,140)	$(5,999)	$(4,341)	$(5,469)
Adjustments (tax effected)
Amortization of core deposit intangibles	374	487	488	487	488
Tangible income (loss) applicable to shareholders	$(2,492)	$(4,653)	$(5,511)	$(3,854)	$(4,981)

Ratio	(2.5)%	(3.5)%	(4.2)%	(3.0)%	(3.8)%

Return on average equity (annualized) - Core
Average shareholders' equity (per above)	$404,800	$529,299	$531,608	$522,904	$537,627
Core net income (loss) (per above)	(2,866)	(5,140)	(5,999)	(4,341)	(5,469)

Ratio	(2.9)%	(3.9)%	(4.5)%	(3.3)%	(4.1)%

	As of or for the Quarter Ended
(in thousands, except share and per share data)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Efficiency ratio
Noninterest expense
Total	$49,108	$43,953	$49,166	$50,931	$52,164
Adjustments:
Merger related expenses or recoveries	(2,050)	3,249	(1,645)	(2,432)	(2,600)
Loss on debt extinguishment	—	(452)	—	—	—
State of Washington taxes	(386)	(157)	(438)	(463)	(452)
Adjusted total	$46,672	$46,593	$47,083	$48,036	$49,112

Total revenues
Net interest income	$33,221	$29,616	$28,619	$29,701	$32,151
Noninterest income (loss)	12,136	(78,124)	11,058	13,227	9,454
Loss on loan sale	—	88,818	—	—	—
Adjusted total	$45,357	$40,310	$39,677	$42,928	$41,605

Ratio	102.9%	115.6%	118.7%	111.9%	118.0%

Return on average assets (annualized) - Core
Average Assets	$7,870,934	$9,127,103	$9,138,291	$9,272,131	$9,502,189
Core net income (loss) (per above)	(2,866)	(5,140)	(5,999)	(4,341)	(5,469)

Ratio	(0.15)%	(0.22)%	(0.26)%	(0.19)%	(0.23)%

Effective tax rate used in computations above (1)	22.0%	22.0%	22.0%	22.0%	22.0%

Tangible book value per share
Shareholders' equity	$400,751	$396,997	$538,315	$520,117	$527,333
Less: Intangible assets	(6,662)	(7,141)	(7,766)	(8,391)	(9,016)
Tangible shareholders' equity	$394,089	$389,856	$530,549	$511,726	$518,317

Common shares outstanding	18,920,808	18,857,565	18,857,565	18,857,565	18,857,566

Computed amount	$20.83	$20.67	$28.13	$27.14	$27.49

Tangible common equity to tangible assets
Tangible shareholders' equity (per above)	$394,089	$389,856	$530,549	$511,726	$518,317
Tangible assets
Total assets	$7,803,631	$8,123,698	$9,201,285	$9,266,039	$9,455,182
Less: Intangible assets (per above)	(6,662)	(7,141)	(7,766)	(8,391)	(9,016)
Net	$7,796,969	$8,116,557	$9,193,519	$9,257,648	$9,446,166

Ratio	5.1%	4.8%	5.8%	5.5%	5.5%

(1) Effective tax rate indicated is used for all adjustments except the loss on loan sale. The gross effective tax rate of 24.5% was used for the loss on loan sale due to the large size of the loss in relation to permanent differences that could impact our gross effective rate.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Generally, forward-looking statements include the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “goal,” “upcoming,” “outlook,” “guidance” or "project" or the negation thereof, or similar expressions, including statements relating to the growth of the Company and achievement of profitability and timing of such achievement. In addition, all statements in this report that address and/or include beliefs, assumptions, estimates, projections and expectations of our future performance and financial condition are forward-looking statements within the meaning of the Reform Act. Forward-looking statements involve inherent risks, uncertainties and other factors, many of which are difficult to predict and are generally beyond management’s control. Forward-looking statements are based on the Company’s expectations at the time such statements are made and speak only as of the date made. The Company does not assume any obligation or undertake to update any forward-looking statements after the date of this report as a result of new information, future events or developments, except as required by federal securities or other applicable laws, although the Company may do so from time to time. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

We caution readers that actual results may differ materially from those expressed in or implied by the Company’s forward-looking statements. Rather, more important factors could affect the Company’s future results, including but not limited to the following: (1) our ability to successfully consummate the pending merger (the "Merger") with Mechanics Bank ("Mechanics"), (2) the ability of HomeStreet and Mechanics to obtain required governmental approvals of the Merger, (3) the failure to satisfy the closing conditions in the definitive Agreement and Plan of Merger, dated as of March 28, 2025 (the “Merger Agreement”), or any unexpected delay in closing the Merger, (4) the ability to achieve expected cost savings, synergies and other financial benefits from the Merger within the expected time frames and costs or difficulties relating to integration matters being greater than expected, (5) the diversion of management time from core banking functions due to Merger-related issues; (6) potential difficulty in maintaining relationships with customers, associates or business partners as a result of the announced Merger; (7) changes in the interest rate environment and in expectation of reduction in short-term interest rates; (8) changes in the U.S. and global economies, including business disruptions, reductions in employment, inflationary pressures and an increase in business failures, specifically among our customers, and global trade disputes, including the imposition of tariffs by the U.S. and countermeasures by foreign governments; (9) our ability to control operating costs and expenses; (10) our ability to attract and retain key members of our senior management team; (11) changes in deposit flows, loan demand or real estate values may adversely affect our business; (12) there may be increases in competitive pressure among financial institutions or from non-financial institutions; (13) our ability to obtain regulatory approvals or non-objection to take various capital actions, including the payment of dividends by us or the Bank; (14) the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; (15) our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses and impact the adequacy of our allowance for credit losses; (16) changes in accounting principles, policies or guidelines may cause our financial condition to be perceived or interpreted differently; (17) legislative or regulatory changes that may adversely affect our business or financial condition, including, without limitation, changes in corporate and/or individual income tax laws and policies, changes in privacy laws, and changes in regulatory capital or other rules, and the availability of resources to address or respond to such changes; (18) general economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the securities markets or banking industry, may be less favorable than what we currently anticipate; (19) challenges our customers may face in meeting current underwriting standards may adversely impact all or a substantial portion of our rate-lock loan activity we recognize; (20) technological changes may be more difficult or more expensive than what we anticipate; (21) a failure in or breach of our operational or security systems or information technology infrastructure, or those of our third-party providers and vendors, including due to cyber-attacks; (22) success or consummation of new business initiatives may be more difficult or expensive than what we anticipate; (23) staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; and (24) litigation, investigations or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than what we anticipate. A discussion of the factors, risks and uncertainties that could affect our financial results, business goals and operational and financial objectives cited in this release, other releases, public statements and/or filings with the Securities and Exchange Commission (“SEC”) is also contained in the “Risk Factors”

sections of the Company's Forms 10-K and 10-Q and in our Current Reports on Form 8-K we file with the SEC. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and factors that the Company currently deems immaterial may become material, and it is impossible for the Company to predict these events or how they may affect the Company.